Exhibit 1.1

iStar Financial Inc.

$250,000,000

5.70% Senior Notes due 2014

PURCHASE AGREEMENT

March 2, 2004

LEHMAN BROTHERS INC.

J.P. MORGAN SECURITIES INC.

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN, SACHS & CO.

WACHOVIA CAPITAL MARKETS, LLC

c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York  10019

Ladies and Gentlemen:

iStar Financial Inc., a Maryland corporation (the “Company”), hereby confirms its agreement with you (the “Initial Purchasers”), as set forth below.

Section 1.        The Securities.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $250,000,000 aggregate principal amount of its 5.70% Senior Notes due 2014, Series A (the “Notes”).  The Notes are to be issued under an indenture (the “Indenture”) to be dated as of March 9, 2004 by and between the Company and U.S. Bank Trust National Association, as Trustee (the “Trustee”).

The Notes will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated March 2, 2004 (the “Preliminary Memorandum”) and a final offering memorandum dated March 2, 2004 (the “Final Memorandum”; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a “Memorandum”) setting forth or including  a description of the terms of the Notes, the terms of the offering of the Notes, a description of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein.  Any reference herein to the Preliminary Memorandum or the Final Memorandum shall be deemed to refer to and include the documents incorporated by reference therein.

The Initial Purchasers and their direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company has agreed, among other things, to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Act.

Section 2.        Representations and Warranties.  The Company represents and warrants to and agrees with each of the Initial Purchasers as follows:

(a)           Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at the Closing Date (as defined in Section 3 below) contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to any of the Initial Purchasers furnished to the Company in writing by the Initial Purchasers expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

(b)           Subsequent to the respective dates as of which information is given in the Final Memorandum (x) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (y) the Company has not purchased any of its outstanding capital stock; and (z) there has not been any material change in the capital stock of the Company, or in the short-term or long-term debt of the Company and its subsidiaries, taken as a whole, except in each case as described in or contemplated by the Final Memorandum.

(c)           Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in either the Preliminary Memorandum or the Final Memorandum (or any amendment or supplement thereto) complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations thereunder.

(d)           The Company has an authorized, issued and outstanding capitalization as set forth in the Final Memorandum.  All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(e)           The execution and delivery of the Notes, the Exchange Notes and the Private Exchange Notes (as defined in the Registration Rights Agreement) have been duly authorized by all necessary corporate action of the Company and, on and as of the Closing Date, the Notes will have been duly executed and delivered by the Company and, assuming due authentication by the Trustee, will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Indenture.  The Exchange Notes and the Private Exchange Notes, when duly executed by the Company and assuming due authentication by the Trustee, will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Indenture.

(f)            Except for the shares of capital stock of each of the subsidiaries owned by the Company and such subsidiaries, neither the Company nor any such subsidiary owns any shares of stock or any other equity securities of any corporation or has any equity interest in any firm, partnership, association or other entity, except in entities used in connection with an investment in its ordinary course of business, or as otherwise described in or contemplated by the Final Memorandum.

(g)           None of the Company or any of its subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

(h)           The Company has been duly incorporated and is validly existing as a corporation in good standing under the law of its jurisdiction of incorporation with full power and authority to own, lease and operate its properties and assets and conduct its business as described in the Final Memorandum, is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified does not amount to a material liability or disability to the Company and its subsidiaries, taken as a whole, and has full power and authority to execute and perform its obligations under this Agreement, the Indenture and the Notes, the Exchange Notes and the Private Exchange Notes; each subsidiary of the Company is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified does not amount to a material liability or disability to the Company and its subsidiaries, taken as a whole, and each has full power and authority to own, lease and operate its properties and assets and conduct its business as described in the Final Memorandum; all of the issued and outstanding shares of capital stock of each of the Company’s subsidiaries have been duly authorized and are fully paid and nonassessable and, except for SFT II, Inc., pledges made in connection with the Company’s $300 million revolving credit facility maturing in July 2003 and as otherwise set forth in the Final Memorandum, are owned beneficially by the Company free and clear of any security interests, liens, encumbrances, equities or claims.

(i)            The execution and delivery of this Agreement and the issuance and sale of the Notes, the Exchange Notes and the Private Exchange Notes have been duly authorized by all necessary corporate action of the Company, and this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery, by the other parties hereto will be the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(j)            The execution and delivery of the Indenture have been duly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), the Indenture will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.  The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”).

(k)           The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement.  The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Initial Purchasers), will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms.

(l)            The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Registration Rights Agreement, the Indenture, the Notes, the Exchange Notes and the Private Exchange Notes, the issuance, offering and sale of the Notes to the Initial Purchasers by the Company pursuant to this Agreement, the compliance by the Company with the other provisions of this Agreement and the consummation of the other transactions herein contemplated do not (x) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained or made or such as may be required by the state securities or Blue Sky laws of the various states of the United States of America or other U.S. jurisdictions in connection with the offer and sale of the Notes by the Initial Purchasers, and except with respect to the registration of the Exchange Notes and Private Exchange Notes, if applicable, pursuant to the Registration Rights Agreement and the qualification of the Indenture under the TIA, or (y) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound, or the charter documents or by-laws of the Company or any of its subsidiaries, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company or any of its subsidiaries.

(m)          Neither the Company nor any of its subsidiaries is in violation of any term or provision of its charter documents or by-laws, or in breach of or in default under any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company or any of its subsidiaries, the consequence of which violation, breach or default would have a materially adverse effect on or constitute a materially adverse change in, or constitute a development involving a prospective materially adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, stockholders’ equity, net worth or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(n)           The Company is not an “investment company” and, after giving effect to the offering of the Notes and the application of the proceeds therefrom, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(o)           The Company and each of its subsidiaries have good and marketable title in fee simple to all items of real property and marketable title to all personal property owned by each of them, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such subsidiary, and any real property and buildings held under lease by the Company or any such subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such subsidiary, in each case except as described in or contemplated by the Final Memorandum.

(p)           The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent applications, trademarks, service marks, trade names, licenses, know-how, copyrights, trade secrets and proprietary or other confidential information necessary to operate the business now operated by them, and neither the Company nor any such subsidiary has received any notice of infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

(q)           The Company and its subsidiaries possess all consents, licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on or constitute a materially adverse change in, or constitute a development involving a prospective Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

(r)            PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated in the Final Memorandum, are independent public accountants as required by the Act and the applicable rules and regulations thereunder.

(s)           The consolidated financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated in the Final Memorandum were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved (except as otherwise noted therein) and they present fairly the financial condition of the Company as at the dates at which they were prepared and the results of operations of the Company in respect of the periods for which they were prepared.

(t)            The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u)           No legal or governmental proceedings are pending or threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum; and no statutes, regulations, contracts or other documents that would be required to be described in a prospectus pursuant to the Act that are not described or incorporated in the Final Memorandum.

(v)           No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, making any other distribution on such subsidiary’s capital stock, repaying to the Company any loans or advances to such subsidiary from the Company or transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, and the Company is not currently prohibited, directly or indirectly, from paying any dividends or making any other distribution on its capital stock, in each case except for restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under existing agreements or restrictions that require a subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its capital stock.

(w)          The Company is organized in conformity with the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation as described in the Final Memorandum will enable it to continue to meet the requirements for taxation as a real estate investment trust under the Code.

(x)            The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a materially adverse effect on the Company and its subsidiaries, taken as a whole) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it (except in any case in which the failure so to pay would not have a Material Adverse Effect), to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as described in or contemplated by the Final Memorandum.

(y)           The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

(z)            The Company and each of its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would reasonably be expected to have any liability; the Company has not incurred and does not expect to incur liability under (x) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (y) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the plan to not be adversely affected by such determination.

(aa)         No labor dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent that could have a Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

(bb)         Except as described in or contemplated by the Final Memorandum, and except as would not otherwise reasonably be expected to have a Material Adverse Effect, (A) the Company and each of its subsidiaries is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (B) the Company and each of its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries, (E) neither the Company nor any of its subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable law, (F) no property owned or operated by the Company or any of its subsidiaries is (i) listed or, to the best knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority, (G) neither the Company nor any of its subsidiaries is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action under any Environmental Law, (H) there are no past or present actions, occurrences or operations which could reasonable be expected to prevent or interfere with compliance by the Company with any applicable Environmental Law or to result in liability under any applicable Environmental Law.  For purposes of this Agreement, “Environmental Laws” means the common law and all applicable foreign, federal, provincial, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials and (iii) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom. “Hazardous Material” means any pollutant, contaminant, waste, chemical, substance or constituent, including, without limitation, petroleum or petroleum products subject to regulation or which can give rise to liability under any Environmental Laws.

(cc)         No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except any default that would not have a Material Adverse Effect.

(dd)         Subsequent to the date as of which information is given in the Final Memorandum, neither the Company nor any of its subsidiaries has sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, and there has been no materially adverse change (including, without limitation, a change in management or control), or development involving a prospective materially adverse change, in the condition (financial or otherwise), management, earnings, property, business affairs or business prospects, stockholders’ equity, net worth or results of operations of the Company or any of its subsidiaries, taken as a whole, other than as described in or contemplated by the Final Memorandum (exclusive of any amendments or supplements thereto).

(ee)         No receiver or liquidator (or similar person) has been appointed in respect of the Company or any subsidiary of the Company or in respect of any part of the assets of the Company or any subsidiary of the Company; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Company or any subsidiary of the Company or for the protection of the Company or any such subsidiary from its creditors; and the Company has not, and no subsidiary of the Company has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.

(ff)           On and as of the date hereof, no event has occurred or is continuing which constitutes, or with notice or lapse of time would constitute, an Event of Default (as defined in the Notes).

(gg)         No holder of securities of the Company or any of its subsidiaries will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than (i) as expressly permitted thereby (ii) with respect to rights that have been fully exercised or waived.

(hh)         None of the Company, or any of its subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.  Assuming the accuracy of the representations and warranties of the Initial Purchasers  in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the TIA.

(ii)           No securities of the Company or any of its subsidiaries are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(jj)           None of the Company, any of its subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act (“Regulation S”)) with respect to the Notes; the Company, its subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers) have complied with the offering restrictions requirement of Regulation S.

Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to any Initial Purchaser or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by the Company and each of its subsidiaries to each Initial Purchaser as to the matters covered thereby.

Section 3.        Purchase, Sale and Delivery of the Notes.  On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 98.156% of their principal amount.  One or more certificates in global form for the Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the  Company at least 48 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date.  Such delivery of and payment for the Notes shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York at 10:00 A.M., New York time, on March 9, 2004, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.”  The Company will make such certificate or certificates for the Notes available for checking and packaging by the Initial Purchasers at the offices of Lehman Brothers Inc. in New York, New York, or at such other place as Lehman Brothers Inc. may designate, at least 24 hours prior to the Closing Date.

Section 4.        Offering by the Initial Purchasers.  The Initial Purchasers propose to make an offering of the Notes at the price and upon the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

Section 5.        Covenants of the Company.  The Company covenants and agrees with each of the Initial Purchasers as follows:

(a)           The Company will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchasers shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall not have given their consent.  The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchasers.

(b)           The Company will cooperate with the Initial Purchasers in qualifying the Notes for offering and sale in each jurisdiction as the Initial Purchasers shall designate including, but not limited to, pursuant to applicable state securities (“Blue Sky”) laws of certain states of the United States of America or other U.S. jurisdictions, and the Company shall maintain such qualifications in effect for so long as may be necessary in order to complete the placement of the Notes; provided, however, that the Company shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation or as a securities dealer in any jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(c)           If, at any time prior to the completion of the distribution by the Initial Purchasers of the Notes or the Private Exchange Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and will promptly, at its own expense, prepare, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

(d)           The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

(e)           The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Final Memorandum.

(f)            None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

(g)           The Company will not, and will not permit any of its subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(h)           For so long as any of the Notes remain outstanding, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(i)            The Company will use its best efforts to (i) permit the Notes to be designated as PORTAL-eligible securities in accordance with the rules and regulations adopted by the NASD relating to trading in the NASD’s Portal Market (the “Portal Market”) and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

(j)            In connection with Notes offered and sold in an off shore transaction (as defined in Regulation S) the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

(k)           None of the Company or any of its Affiliates will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Notes.

(l)            For a period of two years (calculated in accordance with paragraphs (d) of Rule 144 under the Act) following the date any Notes are acquired from the Company or any of its Affiliates, none of the Company or any of its Affiliates will sell any such Notes.

Section 6.        Expenses.  The Company shall bear and pay all costs and expenses incurred incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 or 12 hereof, including: (i) fees and expenses of preparation, issuance and delivery of this Agreement to the Initial Purchasers and of the Indenture; (ii) the fees and expenses of its counsel, accountants and any other experts or advisors retained by the Company; (ii) fees and expenses incurred in connection with the printing and distribution of the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto and the printing and production of all other documents with respect to the transactions contemplated hereby (including this Agreement and any other related agreements); (iii) expenses related to the qualification of the Notes under the state securities or Blue Sky laws, including filing fees and the fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of any Blue Sky memoranda; (iv) all arrangements relating to the preparation, issuance and delivery to the Initial Purchasers of the Notes; (v) any fees charged by investment rating agencies for the rating of the Notes; (vi) the fees and expenses of the Trustee; (vii) all expenses and listing fees incurred in connection with the application for quotation of the Notes on the PORTAL Market; and (viii) the costs and expenses of the “roadshow” and any other meetings with prospective investors in the Notes (other than as shall have been specifically approved by the Initial Purchasers to be paid for by the Initial Purchasers).

Section 7.        Conditions of the Initial Purchasers’ Obligations.  The obligation of the Initial Purchasers to purchase and pay for the Notes shall, be subject, in the Initial Purchasers’ sole discretion, to the accuracy of the representations and warranties of the Company contained herein as of the date hereof and as of each Closing Date, as if made on and as of each Closing Date, to the accuracy of the statements of the Company’s officers made pursuant to the provisions hereof, to the performance by the Company of its covenants and agreements hereunder and to the following additional conditions:

(a)           On the Closing Date, the Initial Purchasers shall have received a legal opinion from Clifford Chance US LLP, counsel for the Company, dated the Closing Date, to the effect that:

(i)            such counsel has no reason to believe that (other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion) the Final Memorandum, as of its date or the date of such opinion, included or includes any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)           the Company and each of its “significant subsidiaries” (as defined in Rule 1.02(w) of Regulation S-X under the Exchange Act) have been duly organized and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation and are duly qualified to transact business as foreign corporations and are in good standing under the laws of all other jurisdictions where such counsel has been advised that the failure to be so qualified would amount to a material liability or disability to the Company and its subsidiaries, taken as a whole; the Company and each of its significant subsidiaries have full power and authority to own, lease and operate their respective properties and assets and conduct their respective businesses as described in the Final Memorandum, and the Company has corporate power to enter into this Agreement, the Registration Rights Agreement and the Indenture and to carry out all the terms and provisions hereof and thereof and of the Notes to be carried out by it; all of the issued and outstanding shares of capital stock of each of the Company’s significant subsidiaries, except as otherwise set forth in the Final Memorandum, are owned beneficially by the Company free and clear of any perfected security interests or, to the best knowledge of such counsel, any other security interests, liens, encumbrances, equities or claims, except for pledges of subsidiary stock under debt instruments;

(iii)          the statements set forth under the heading “Description of Notes” in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Notes and the Indenture, provide a fair summary of such provisions; and the statements set forth under the heading “Certain Federal Income Tax Consequences” in the Final Memorandum, insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, have been reviewed by such counsel and fairly present the information called for with respect to such legal matters, documents and proceedings in all material respects as would be required to be disclosed in a prospectus pursuant to the Act and the Exchange Act and the respective rules and regulations thereunder;

(iv)          the execution and delivery of this Agreement have been duly authorized by all necessary corporate action of the Company and the Agreement has been duly executed and delivered by the Company;

(v)           the execution and delivery of the Indenture have been duly authorized by the Company and, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Trustee), the Indenture will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect).  The Indenture meets  the requirements for qualification under the TIA.

(vi)          the Notes have been duly authorized by all necessary corporate action of the Company and, on and as of the Closing Date, the Notes will have been duly executed and delivered by the Company and, assuming due authentication by the Trustee, will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect) and entitled to the benefits of the Indenture; no holder of securities of the Company has any right which has not been fully exercised or waived to require the Company to register the offer or sale of any securities owned by such holder under the Act in the offering of the Notes contemplated by this Agreement or in the Exchange Offer contemplated by the Registration Rights Agreement;

(vii)         the Exchange Notes and the Private Exchange Notes have been duly authorized by the Company, and when the Exchange Notes and the Private Exchange Notes are duly executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Notes and the Private Exchange Notes by the Trustee in accordance with the Indenture), will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect).

(viii)        the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company (assuming due authorization, execution and delivery thereof by the Initial Purchasers), will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations).

(ix)           the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Registration Rights Agreement, the Indenture and the Notes, the Exchange Notes and the Private Exchange Notes, the issuance, offering and sale of the Notes to the Initial Purchasers by the Company pursuant to this Agreement, the compliance by the Company with the other provisions of this Agreement and the consummation of the other transactions herein contemplated do not (x) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained or made (and specified in such opinion) or such as may be required by the securities or Blue Sky laws of the various states of the United States of America and other U.S. jurisdictions in connection with the offer and sale of the Notes by the Initial Purchasers and except those that may be required by the Act or the TIA in connection with the exchange offer contemplated by the Registration Rights Agreement, or (y) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument, known to such counsel, to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries or any of their respective properties are bound, or the charter documents or by-laws of the Company or any of its significant subsidiaries, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator known to such counsel and applicable to the Company or its significant subsidiaries;

(x)            the Company is not an “investment company” and, after giving effect to the Offering of the Notes and the application of the proceeds therefrom, will not be an “investment company”, as such term is defined in the 1940 Act; and

(xi)           such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum or any statutes, regulations, contracts or other documents that would be required to be described in a prospectus pursuant to the Act that are not described or incorporated in the Final Memorandum.

(xii)          commencing with the Company’s taxable year ended December 31, 1998, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and the Company’s present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify.

(xiii)         No registration under the Act of the Notes is required in connection with the sale of the Notes to the Initial Purchasers as contemplated by this Agreement and the Final Memorandum or in connection with the initial resale of the Notes by the Initial Purchasers in accordance with Section 8 of this Agreement, and prior to the commencement of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), the Indenture is not required to be qualified under the TIA, in each case assuming (i) (A) that the purchasers who buy such Notes in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Act (“QIBs”) or (B) that the offer or sale of the Notes is made in an offshore transaction as defined in Regulation S, (ii) the accuracy of the Initial Purchasers’ representations in Section 8 and those of the Company contained in this Agreement regarding the absence of a general solicitation in connection with the sale of such Notes to the Initial Purchasers and the initial resale thereof and (iii) the due performance by the Initial Purchasers of the agreements set forth in Section 8 hereof.

In rendering any such opinion, such counsel may rely, as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and public officials and, as to matters involving the application of laws of any jurisdiction other than the State of New York or the United States or the General Corporation Law of the State of Delaware, to the extent satisfactory in form and scope to counsel for the Initial Purchasers, upon the opinion of Venable LLP.  An opinion of Venable LLP shall be delivered to the Initial Purchasers and counsel for the Initial Purchasers covering matters reasonably requested by the Initial Purchasers.

References to the Final Memorandum in this subsection (a) shall include any amendment or supplement thereto prepared in accordance with the provisions of this Agreement at the Closing Date.

(b)           The Initial Purchasers shall have received a legal opinion from Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require.  In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(c)           The Initial Purchasers shall have received from PricewaterhouseCoopers LLP a letter or letters dated, respectively, the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers.

(d)           The Company shall have furnished or caused to be furnished to the Initial Purchasers at the Closing a certificate of its Chairman of the Board, its President or its Chief Executive Officer and its Chief Financial Officer satisfactory to the Initial Purchasers to the effect that:

(i)            the representations and warranties of the Company in this Agreement are true and correct as if made on and as of the Closing Date; and the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date; and

(ii)           subsequent to the respective dates as of which information is given in the Final Memorandum (exclusive of any amendment or supplement thereto), neither the Company nor any of its subsidiaries has sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, and there has not been any materially adverse change (including, without limitation, a change in management or control), or development involving a prospective materially adverse change, in the condition (financial or otherwise), management, earnings, properties, business affairs or business prospects, stockholders’ equity, net worth or results of operations of the Company or any of its subsidiaries, taken as a whole, except in each case as described in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

(e)           Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2) under the Act.

(f)            The Indenture shall have been executed and delivered by all the parties thereto.

(g)           On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement executed by the Company and such agreement shall be in full force and effect at all times from and after the Closing Date.

(h)           On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further certificates, documents or other information as they may have reasonably requested from the Company.

All opinions, certificates, letters and documents delivered pursuant to this Agreement will comply with the provisions hereof only if they are satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers.  The Company shall furnish to the Initial Purchasers such conformed copies of such opinions, certificates, letters, and documents in such quantities as the Initial Purchasers shall reasonably request.

Section 8.        Offering of Notes; Restrictions on Transfer.  A.  Each of the Initial Purchasers agrees with the Company (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Final Memorandum (or, if the Final Memorandum is not in existence, in the most recent Memorandum).

(a)           Each of the Initial Purchasers represents and warrants (as to itself only) with respect to offers and sales outside the United States that (i) it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes any Memorandum or any such other material, in all cases at its own expense; (ii) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; and (iii) it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S.

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

Section 9.        Indemnification and Contribution.  (a)  The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which any Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i)            any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto; or

(ii)           the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading;

and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any legal or other costs or expenses reasonably incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any

Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers through Lehman Brothers Inc. specifically for use therein.  The indemnity provided for in this Section 9 will be in addition to any liability that the Company may otherwise have to the indemnified parties.  The Company will not, without the prior written consent of the Initial Purchasers, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Initial Purchasers or any person who controls the Initial Purchasers is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent (A) includes an unconditional release of the Initial Purchasers and such controlling persons from all liability arising out of such claim, action, suit or proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchasers or such controlling persons.

(b)           Each Initial Purchaser, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state in any Memorandum or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers through Lehman Brothers Inc. specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof.

(c)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) of this Section 9, such person (for purposes of this Section 9, the “indemnified party”) shall, promptly after receipt by such party of notice of the commencement of such action, notify the person against whom such indemnity may be sought (for purposes of this Section 9, the “indemnifying party”), but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under paragraph (a) or (b) of this Section 9.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated in writing by the Initial Purchasers in the case of paragraph (a) of this Section 9, representing the indemnified parties under such paragraph (a) who are parties to such action or actions), or (ii) the indemnifying party does not promptly retain counsel satisfactory to the indemnified party, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred.  After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the consent of the indemnifying party.

(d)           In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable or insufficient, for any reason, to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable  contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and any

Initial Purchaser, on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchaser.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such Initial Purchaser, the parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances.  The Company and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to above in this paragraph (d).  Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total offering price of the Notes purchased by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay in respect of the same or any substantially similar claim, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this paragraph (d) are several and not joint.  For purposes of this paragraphs (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

(e)           The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 10.      Survival Clause.  The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes.  The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 13 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11.      Termination.  This Agreement may be terminated in the sole discretion of Lehman Brothers Inc. and J.P. Morgan Securities, Inc. on behalf of the Initial Purchasers by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or,  if at or prior to the Closing Date, (a) trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or materially limited or minimum or maximum prices shall have been established by or on, as the case may be, the Commission or the New York Stock Exchange or the Nasdaq National Market; (b) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market; (c) a general moratorium on commercial banking activities shall have been declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred; (d) there shall have occurred (i) an outbreak or escalation of hostilities between the United States and any foreign power, (ii) an outbreak or escalation of any other insurrection or armed conflict involving the United States, or (iii) any other national or international calamity, crisis or emergency or materially adverse change in general economic, political or financial conditions having an effect on the U.S. financial markets that, in the judgment of Lehman Brothers Inc. and J.P. Morgan Securities, Inc. on behalf of the Initial Purchasers, makes it impractical or inadvisable to proceed with the public offering or the delivery of the Notes as contemplated by the Final Memorandum, as amended as of the date hereof; or (e) the Company or any of its subsidiaries shall have, in the sole judgment of Lehman Brothers Inc. and J.P. Morgan Securities, Inc. on behalf of the Initial Purchasers, sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, or there shall have been any materially adverse change (including, without limitation, a change in management or control), or constitute a development involving a prospective materially adverse change, in the condition (financial or otherwise), management, earnings, properties, business affairs or business prospects, stockholders’ equity, net worth or results of operations of the Company or any of its subsidiaries, except in each case as described in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).  Termination of this Agreement pursuant to this Section 11 or pursuant to Section 12 shall be without liability of any party to any other party except for the liability of the Company in relation to expenses as provided in Sections 6 and 13 hereof, the indemnity and contribution provisions provided in Section 9 hereof and any liability arising before or in relation to such termination.

Section 12.      Default by an Initial Purchaser.  If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the amount of Notes set forth opposite their names in Schedule 1 hereto bears to the aggregate amount of

Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the total aggregate amount of Notes set forth in Schedule 1 hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company.  In the event of a default by any Initial Purchaser as set forth in this Section 12, the Closing Date shall be postponed for such period, not exceeding five business days, as the nondefaulting Initial Purchasers shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

Section 13.      Reimbursement of Expenses.  If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied or because of any termination pursuant to Section 11 hereof (other than by reason of a default by the Initial Purchasers), the Company shall reimburse the Initial Purchasers, upon demand, for all out-of-pocket expenses (including fees and disbursements of counsel) that shall have been incurred by it in connection with the proposed purchase and sale of the Notes.

Section 14.      Information Supplied by Initial Purchasers.  The statements set forth in the last paragraph on the front cover page and under the heading “Private Placement” in any Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Section 2(a) and Section 9 hereof.  The Initial Purchasers confirm that such statements (to such extent) are correct.

Section 15.      Notices.  All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to (i) Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention:  Fixed Income Syndicate; with a copy to General Counsel; if sent to the Company, shall be mailed or delivered to the Company at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036,  Attention:  Chief Executive Officer; with a copy to General Counsel.

All such notices and communications shall be deemed to have been duly given:  when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 16.      Successors.  This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act.  No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.

Section 17.      GOVERNING LAW.  THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

Section 18.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 19.      Miscellaneous.

(a)           The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect, the meaning or interpretation of this Agreement.

(b)           For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange is open for trading, and (b) “subsidiary” has the meaning set forth in Rule 405 under the Act.

Section 20.      Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Initial Purchasers.

Very truly yours,

iSTAR FINANCIAL INC.

By:
Name:
Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

LEHMAN BROTHERS INC.
J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.
DEUTSCHE BANK SECURITIES INC.
GOLDMAN, SACHS & CO.
WACHOVIA CAPITAL MARKETS, LLC

By:LEHMAN BROTHERS INC.

By:
Name:
Title:

SCHEDULE 1

Initial Purchaser	Principal Amount of Notes
Lehman Brothers Inc.	$125,000,000
J.P. Morgan Securities, Inc.	50,000,000
Banc of America Securities LLC	15,000,000
Bear, Stearns & Co. Inc.	15,000,000
Deutsche Bank Securities Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
Wachovia Capital Markets, LLC	15,000,000

Total	$250,000,000